Exhibit 99.1

FOR IMMEDIATE RELEASE

ELIZABETH ARDEN, INC. ANNOUNCES

FOURTH QUARTER AND FISCAL YEAR END 2016 RESULTS

New York, New York (August 10, 2016) — Elizabeth Arden, Inc. (NASDAQ: RDEN), a global prestige beauty products company, today announced financial results for its fourth quarter and fiscal year ended June 30, 2016.

FINANCIAL RESULTS

A reconciliation between GAAP and adjusted results can be found in the tables and footnotes at the end of this press release.

Fourth Quarter ended June 30, 2016:

•	GAAP net sales were $192.7 million, an increase of 9.8% from the prior year period.

•	On an adjusted basis, net sales increased by 3.6% at constant foreign currency rates.

•	GAAP net loss per diluted share of $0.79.

•	Adjusted net loss per diluted share of $0.58, as compared to a net loss per diluted share of $1.57 for the prior year period.

•	By segment, North America segment net sales increased by 2.6%, and International segment net sales increased by 1.6%, as compared to the prior year period.

•	By segment, on an adjusted basis and at constant foreign currency rates, North America segment net sales increased by 2.8%, and International segment net sales increased by 4.6%, as compared to the prior year period.

•	Gross margin of 47.8% as compared to 10.9% in the prior year period.

•	Adjusted gross margin of 48.9% as compared to 42.7% in the prior year period.

Fiscal Year ended June 30, 2016:

•	GAAP net sales were $966.7 million, a decrease of 0.4% from the prior fiscal year.

•	Adjusted net sales increased by 0.6% at constant foreign currency rates.

•	GAAP net loss per diluted share of $2.49.

•	Adjusted net loss per diluted share of $1.25, as compared to a net loss per diluted share of $2.58 for the prior fiscal year.

•	By segment, North America segment net sales decreased by 3.6%, and International segment net sales decreased by 2.8% as compared to the prior fiscal year.

•	By segment, on an adjusted basis and at constant foreign currency rates, North American segment net sales decreased by 2.7% and International segment net sales increased by 5.6%, as compared to the prior fiscal year.

•	Gross margin of 44.4% as compared to 35.9% in the prior fiscal year.

•	Adjusted gross margin of 45.1% as compared to 43.0% in the prior fiscal year.

The Company ended fiscal 2016 by delivering on all of its key metrics, reflecting the impact of the Company’s multi-year operational and cost strategies to deliver consistent constant foreign currency net sales growth for the Elizabeth Arden brand and key fragrance pillars, as well as improving margins and profitability. Gross margin, earnings and cash flow all met or exceeded the Company’s internal targets, despite foreign currency headwinds. These results also represent the Company’s sixth consecutive quarter of constant foreign currency net sales growth for the Elizabeth Arden brand and its International segment and its second consecutive quarter of constant foreign currency net sales growth for its North American segment.

KEY INITIATIVES

All figures below are on an adjusted and constant foreign currency basis:

Drive the Elizabeth Arden Brand: Net sales of the Company’s Elizabeth Arden branded products increased at an accelerated rate during the fourth fiscal quarter, growing by 14%, with double digit growth posted across the skin care, color cosmetics and fragrance categories. The Company’s recent innovation continues to perform well, driving an improvement in retail sales. The Company is also expanding its ecommerce capabilities and social media activities to drive global demand for the Elizabeth Arden brand.

Grow the Fragrance Portfolio: Net sales of non-Elizabeth Arden branded fragrances decreased by 5% for the quarter, primarily due to lower sales of distributed fragrance brands. Net sales of the Company’s designer fragrances increased by 5% behind continued strong momentum for John Varvatos and Juicy Couture fragrances. The Company’s White Diamonds and Curve fragrances brands also grew during the fourth fiscal quarter.

Improve Go-To-Market Capability and Execution: Net sales growth momentum continued during the fourth fiscal quarter for the Company’s International segment, including net sales increases across all International markets except Latin America. The European region increased by 3% on top of a 27% increase for the third fiscal quarter, and the Company’s Asia Pacific and Greater China markets increased by 19% and 12%, respectively, led by continued momentum of the Elizabeth Arden brand and the ecommerce platform in China and performance of the Company’s regional joint venture.

Optimize Costs and Reduce Complexity to Drive Gross Margin: The Company’s business transformation initiatives continued to drive down costs and improve efficiencies, and along with more favorable product mix helped to drive improvement in gross margins. Adjusted gross margins for the fourth fiscal quarter increased by 620 basis points to 48.9% and by 210 basis points year-over-year to 45.1%. In addition, the Company was ahead of plan in achieving its cash flow budget, and its cost savings initiatives yielded an estimated $51 million of annualized savings, exceeding the high end of its previously communicated estimate of approximately $47 million to $50 million of annualized savings.

PENDING MERGER WITH REVLON

The Company notes that the merger with a subsidiary of Revlon, Inc., announced on June 16, 2016, is still expected to close in 2016.

The Company will host a conference call today, August 10, 2016, at 4:30 p.m. Eastern Time. All interested parties can listen to a live web cast of the Company’s conference call by visiting the Investor Relations section of the Corporate tab on the Company’s web site at http://ir.elizabetharden.com. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible on the Company’s web site until September 10, 2016.

Elizabeth Arden is a global prestige beauty products company with an extensive portfolio of prestige beauty brands sold in over 120 countries. The Company’s brand portfolio includes Elizabeth Arden skincare, color and fragrance products; its professional skincare line, Elizabeth Arden PRO; the designer fragrance brands of Juicy Couture, John Varvatos and Wildfox Couture; the heritage fragrance brands of Britney Spears, White Diamonds Elizabeth Taylor, Curve, Giorgio Beverly Hills, Ed Hardy, Christina Aguilera, Jennifer Aniston, Lucky Brand, Paul Sebastian, Halston, Geoffrey Beene, Rocawear, Alfred Sung, White Shoulders and BCBGMAXAZRIA; and the celebrity fragrance brands of Taylor Swift, Nicki Minaj and Mariah Carey.

Company Contact:	Marcey Becker Senior Vice President, Finance

Investor/Press Contact:	Allison Malkin/Michael Fox Integrated Corporate Relations (203) 682-8200

ELIZABETH ARDEN, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

(In thousands, except percentages and per share data)

	Three Months Ended		Twelve Months Ended
	June 30,	June 30,	June 30,	June 30,
	2016	2015	2016	2015
Net Sales	$192,651	$175,460	$966,733	$971,098
Cost of Goods Sold:
Cost of Sales	99,338	154,590	531,272	614,736
Depreciation Related to Cost of Goods Sold	1,307	1,794	5,796	7,710

Total Cost of Goods Sold	100,645	156,384	537,068	622,446
Gross Profit	92,006	19,076	429,665	348,652
Gross Profit Percentage	47.8%	10.9%	44.4%	35.9%
Selling, General and Administrative Expenses	97,068	105,471	433,694	497,004
Depreciation and Amortization	9,321	9,718	36,902	40,773

Total Operating Expenses	106,389	115,189	470,596	537,777
Interest Expense, Net	7,540	7,103	29,905	29,626
Debt Extinguishment Charges	—	—	—	239

Loss Before Income Taxes	(21,923)	(103,216)	(70,836)	(218,990)
Provision for Income Taxes	1,237	4,740	2,670	6,297

Net Loss	(23,160)	(107,956)	(73,506)	(225,287)
Net (Loss) Income Attributable to Noncontrolling Interests	(31)	102	(1,721)	(1,294)

Net Loss Attributable to Elizabeth Arden Shareholders	(23,129)	(108,058)	(71,785)	(223,993)
Less: Accretion and Dividends on Preferred Stock	649	633	2,586	22,333

Net Loss Attributable to Elizabeth Arden Common Shareholders	$(23,778)	$(108,691)	$(74,371)	$(246,326)

As reported:
Net Loss Per Diluted Share Attributable to Elizabeth Arden Common Shareholders	$(0.79)	$(3.65)	$(2.49)	$(8.26)
Basic Shares	29,949	29,812	29,884	29,804
Diluted Shares	29,949	29,812	29,884	29,804
EBITDA (a)	$(3,755)	$(84,601)	$1,767	$(140,881)
EBITDA margin (a)	(1.9)%	(48.2)%	0.2%	(14.5)%
Adjusted to exclude non-recurring costs, net of taxes:
Net Sales	$192,651	$188,715	$966,733	$999,325
Gross Profit	$94,135	$80,672	$436,188	$430,093
Gross Profit Percentage	48.9%	42.7%	45.1%	43.0%
Net Loss Per Diluted Share Attributable to Elizabeth Arden Common Shareholders	$(0.58)	$(1.57)	$(1.25)	$(2.58)
EBITDA (a)	$2,397	$(16,450)	$25,237	$144
EBITDA margin (a)	1.2%	(8.7)%	2.6%	—%

(a)	EBITDA is defined as net income attributable to Elizabeth Arden common shareholders plus the provision for income taxes (or net loss attributable to Elizabeth Arden common shareholders, less the benefit from income taxes or plus the provision for income taxes) plus interest expense, plus depreciation and amortization, plus net income (or net loss) attributable to noncontrolling interest, plus accretion and dividends on preferred stock. EBITDA should not be considered as an alternative to income (loss) from operations or net income (loss) attributable to Elizabeth Arden common shareholders (as determined in accordance with generally accepted accounting principles (GAAP) as a measure of our operating performance or to net cash provided by (used in) operating activities (as determined in accordance with GAAP) as a measure of our ability to meet cash needs. We believe that EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company’s operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to capital structure, depreciation and amortization, preferred stock accretion or dividends or non-operating factors (such as historical cost). Accordingly, as a result of our capital structure, we believe EBITDA is a relevant measure. This information has been disclosed here to permit a more complete comparative analysis of our operating performance relative to other companies and of our debt servicing ability. EBITDA may not, however, be comparable in all instances to other similar types of measures and other companies may define EBITDA differently. We have also disclosed EBITDA as adjusted without giving effect to the 2014 Performance Improvement Plan, the 2016 Business Transformation Program and the pending merger with a subsidiary of Revlon, Inc. (the “Revlon Merger”). This disclosure is being provided for comparability purposes because we believe it is meaningful to our investors and other interested parties to understand the EBITDA performance of the Company on a consistent basis without regard to the effect of charges related to the 2014 Performance Improvement Plan, the 2016 Business Transformation Program and the pending Revlon Merger.

The table below reconciles net loss attributable to Elizabeth Arden common shareholders, as determined in accordance with GAAP, to EBITDA and to EBITDA as adjusted: (For a reconciliation of net income (loss) attributable to Elizabeth Arden common shareholders or net income (loss) to EBITDA for prior periods, see the Company’s filings with the Securities and Exchange Commission which can be found on the Company’s website at www.elizabetharden.com).

(In thousands)	Three Months Ended		Twelve Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Net Loss Attributable to Elizabeth Arden Arden Common Shareholders	$(23,778)	$(108,691)	$(74,371)	$(246,326)
Plus:
Provision for Income Taxes	1,237	4,740	2,670	6,297
Interest expense, net	7,540	7,103	29,905	29,626
Depreciation related to cost of goods sold	1,307	1,794	5,796	7,710
Depreciation and amortization	9,321	9,718	36,902	40,773
Net (loss) income attributable to noncontrolling interest	(31)	102	(1,721)	(1,294)
Accretion and dividends on preferred stock	649	633	2,586	22,333

EBITDA	(3,755)	(84,601)	1,767	(140,881)
Non-recurring and other costs	6,152	68,151	23,470	141,025

EBITDA, as adjusted	$2,397	$(16,450)	$25,237	$144

The table below reconciles net cash flow (used in) provided by operating activities, as determined in accordance with GAAP, to EBITDA:

(Amounts in thousands)	Twelve Months Ended
	June 30, 2016	June 30, 2015
Net cash (used in) provided by operating activities	$(33,750)	$54,027
Changes in assets and liabilities, net of acquisitions	10,387	(176,751)
Interest expense, net	29,905	29,626
Amortization of senior note offering and credit facility costs	(1,709)	(1,558)
Amortization of senior note premium	849	798
Provision for income taxes	2,670	6,297
Deferred income taxes	(1,095)	(4,958)
Amortization of share-based awards	(5,490)	(5,165)
Asset impairments	—	(42,958)
Debt extinguishment charges	—	(239)

EBITDA	$1,767	$(140,881)

The tables below reconcile the amounts expected to be reported in accordance with GAAP to such amounts before giving effect to charges related to the 2014 Performance Improvement Plan, the 2016 Business Transformation Program and the pending Revlon Merger. This disclosure is being provided for comparability purposes because we believe it is meaningful to our investors and other interested parties to understand our expected operating performance without regard to the effect of charges related to the 2014 Performance Improvement Plan, the 2016 Business Transformation Program and the pending Revlon Merger. The presentation in the table below of the non-GAAP information included in the “Adjusted” columns is not meant to be considered in isolation or as a substitute for final audited results prepared in accordance with GAAP.

ELIZABETH ARDEN, INC. AND SUBSIDIARIES

Reconciliation of GAAP to Adjusted Amounts

(In thousands, except percentages and per share data)

	Three Months Ended				Three Months Ended
	June 30, 2016				June 30, 2015
	Reported	Adjustments		Adjusted	Reported	Adjustments		Adjusted
Net Sales	$192,651	$—		$192,651	$175,460	$13,255	(f)	$188,715
Gross Profit	92,006	2,129	(a)	94,135	19,076	61,596	(f)(g)	80,672
Gross Profit Percentage	47.8%			48.9%	10.9%			42.7%
Total Operating Expenses	106,389	(4,138	)(b)	102,251	115,189	(6,555	)(h)	108,634
Loss Before Income Taxes	(21,923)	6,267	(a)(b)	(15,656)	(103,216)	68,151	(f)(g)(h)	(35,065)
Provision for (Benefit from) Income Taxes	1,237	(393	)(c)	844	4,740	6,338	(i)	11,078
Net Loss Attributable to Elizabeth Arden Common Shareholders	$(23,778)	$6,435	(d)	$(17,343)	$(108,691)	$61,813		$(46,878)

EBITDA	$(3,755)	$6,152	(e)	$2,397	$(84,601)	$68,151	(f)(g)(h)	$(16,450)
Net Loss Per Basic and Diluted Share Attributable to Elizabeth Arden Common Shareholders	$(0.79)	$0.21		$(0.58)	$(3.65)	$2.08		$(1.57)

(a)	Includes $2.1 million of inventory costs under our 2016 Business Transformation Program, primarily related to the closing of our Brazilian affiliate, as well changes in certain distribution and customer arrangements.
(b)	Includes $2.0 million in expenses under the 2016 Business Transformation Program, primarily comprised of severance and other employee-related expenses and related transition costs, $2.0 million for costs incurred related to the pending Revlon Merger and $0.1 million for the acceleration of depreciation expense for leasehold improvements related to leased space vacated under the 2016 Business Transformation Program.
(c)	On a GAAP and adjusted basis, our effective tax rate was (5.6)% and (5.4)%, respectively. The reported tax rate includes valuation allowances of $4.5 million against our U.S. deferred tax assets, and $0.7 million of valuation allowances against deferred tax assets in certain foreign operations recorded as non-cash charges to income tax expense.
(d)	In addition to items in (a), (b), and (c) above, also includes $0.2 million of adjustments for certain charges attributable to noncontrolling interests.
(e)	Includes items in (a) and (b) above except for accelerated depreciation expense.
(f)	Includes $13.2 million of returns and markdowns under our 2014 Performance Improvement Plan primarily due to changes to (i) our distribution strategy in China, (ii) pricing and distribution strategies for certain fragrance products, and (iii) other customer and distribution arrangements.
(g)	In addition to (f) above, also includes $48.3 million (non-cash) of inventory write-downs under our 2014 Performance Improvement Plan primarily due to changes in pricing and distribution strategies for certain fragrance products, and the discontinuation of certain products.
(h)	Includes (i) $4.2 million in expenses under the 2014 Performance Improvement Plan primarily comprised of $4.0 million of customer and vendor contract termination costs, $0.1 million of severance, other employee-related expenses and related transition costs associated with the reduction in global headcount positions, and $0.1 million in asset impairment charges, and (ii) $2.4 million in expenses under the 2016 Business Transformation Program, primarily comprised of $1.6 million of severance and other employee-related costs and approximately $0.8 million in lease termination costs.
(i)	On a reported and adjusted basis, our effective tax rate was (4.6)% and (31.6)%, respectively. The reported tax rate includes valuation allowances of $14.7 million against our U.S. deferred tax assets and $4.4 million against deferred tax assets in certain foreign operations recorded as a non-cash charge to income tax expense.

ELIZABETH ARDEN, INC. AND SUBSIDIARIES

Reconciliation of GAAP to Adjusted Amounts

(In thousands, except percentages and per share data)

	Twelve Months Ended				Twelve Months Ended
	June 30, 2016				June 30, 2015
	Reported	Adjustments		Adjusted	Reported	Adjustments		Adjusted
Net Sales	$966,733	$—		$966,733	$971,098	$28,227	(f)	$999,325
Gross Profit	429,665	6,523	(a)	436,188	348,652	81,441	(f)(g)	430,093
Gross Profit Percentage	44.4%			45.1%	35.9%			43.0%
Total Operating Expenses	470,596	(17,404	)(b)	453,192	537,777	(59,345	) (h)	478,432
Loss Before Income Taxes	(70,836)	23,927	(a)(b)	(46,909)	(218,990)	141,025	(i)	(77,965)
Provision for (Benefit from) Income Taxes	2,670	(13,413	)(c)	(10,743)	6,297	(8,896	) (j)	(2,599)
Net Loss Attributable to Elizabeth Arden Common Shareholders	$(74,371)	$36,921	(d)	$(37,450)	$(246,326)	$169,305		$(77,021)

EBITDA	1,767	23,470	(e)	$25,237	$(140,881)	$141,025	(k)	$144
Net Loss Per Basic and Diluted Share Attributable to Elizabeth Arden Common Shareholders	(2.49)	$1.24		$(1.25)	$(8.26)	$5.68		$(2.58)

(a)	Includes $6.5 million of inventory costs under our 2016 Business Transformation Program, primarily related to the closing of our Brazilian affiliate, as well changes in certain distribution and customer arrangements.
(b)	Includes $14.9 million in expenses under the 2016 Business Transformation Program, primarily comprised of severance and other employee-related expenses and related transition costs, $2.0 million for costs incurred related to the pending Revlon Merger and $0.5 million for the acceleration of depreciation expense for leasehold improvements related to leased space vacated under the 2016 Business Transformation Program.
(c)	On a reported and adjusted basis, our effective tax rate was (3.8)% and 22.9%, respectively. The reported tax rate includes valuation allowances of $14.6 million against our U.S. deferred tax assets and $3.9 million against deferred tax assets in certain foreign operations recorded as non-cash charges to income tax expense.
(d)	In addition to items in (a), (b) and (c) above, also includes $0.4 million of adjustments for certain charges attributable to noncontrolling interests.
(e)	Includes items in (a) and (b) above except for accelerated depreciation expense.
(f)	Includes $28.2 million of returns and markdowns under our 2014 Performance Improvement Plan primarily due to changes to (i) our distribution strategy in China, (ii) pricing and distribution strategies for certain fragrance products, and (iii) other customer and distribution arrangements.
(g)	In addition to (f) above, also includes $53.2 million (non-cash) of inventory write-downs under our 2014 Performance Improvement Plan primarily due to changes in pricing and distribution strategies for certain fragrance products and the discontinuation of certain products.
(h)	Includes (i) $13.2 million in expenses under the 2014 Performance Improvement Plan primarily comprised of $8.5 million of customer and vendor contract termination costs, $4.5 million of severance, other employee-related expenses and related transition costs associated with the reduction in global headcount positions, and $0.2 million in asset impairment charges, (ii) $43.8 million (non-cash) in asset impairment charges primarily related to the write off of the celebrity fragrance licenses acquired from Give Back Brands and other costs, and (iii) $2.4 million in expenses under the 2016 Business Transformation Program, primarily comprised of $1.6 million of severance and other employee-related costs and approximately $0.8 million in lease termination costs.
(i)	Includes items in (f), (g) and (h) above as well as $0.2 million of debt extinguishment costs resulting from the December 2014 amendment to our credit facility and $0.8 million of adjustments for certain charges attributable related to noncontrolling interests.
(j)	On a reported and adjusted basis, our effective tax rate was (2.9)% and 3.3%, respectively. The reported tax rate includes valuation allowances of $51.9 million against our U.S. deferred tax assets and $6.9 million against deferred tax assets in certain foreign operations recorded as non-cash charges to income tax expense.
(k)	Includes items in (f), (g) and (h) above except for accelerated depreciation expense.

SEGMENT NET SALES

The table below is a comparative summary of our net sales by reportable segment for the three and twelve months ended June 30, 2016 and 2015:

(In thousands)	Three Months Ended		% Increase		Twelve Months Ended		% (Decrease) Increase
	June 30, 2016	June 30, 2015	GAAP	Constant Rates (1)	June 30, 2016	June 30, 2015	GAAP	Constant Rates (1)
Segment Net Sales
North America	$102,001	$99,454	2.6%	2.8%	$584,921	$606,599	(3.6)%	(2.7)%
International	90,650	89,261	1.6%	4.6%	381,812	392,726	(2.8)%	5.6%

Total	$192,651	$188,715	2.1%	3.6%	$966,733	$999,325	(3.3)%	0.6%

Reconciliation:
Segment Net Sales	$192,651	$188,715	—	—	$966,733	$999,325	—	—
Less:
Unallocated sales returns and markdowns (2)	—	13,255	—	—	—	28,227	—	—

Net Sales	$192,651	$175,460	9.8%	11.5%	$966,733	$971,098	(0.4)%	3.5%

PRODUCT CATEGORY NET SALES

The table below is a comparative summary of our net sales by product category for the three and twelve months ended June 30, 2016 and 2015:

(In thousands)	Three Months Ended		% Increase		Twelve Months Ended		% (Increase) Decrease
	June 30, 2016	June 30, 2015	GAAP	Constant Rates (1)	June 30, 2016	June 30, 2015	GAAP	Constant Rates (1)
Product Category Net Sales
Elizabeth Arden Brand	$95,566	$81,023	17.9%	19.0%	$394,909	$376,925	4.8%	10.7%
Celebrity, Heritage, Designer and Other Fragrances	97,085	94,437	2.8%	5.0%	571,824	594,173	(3.8)%	(1.1)%

Total	$192,651	$175,460	9.8%	11.5%	$966,733	$971,098	(0.4)%	3.5%

The table below is a comparative summary of our adjusted net sales by product category for the three and twelve months ended June 30, 2016 and 2015:

(In thousands)	Three Months Ended		% Increase (Decrease)		Twelve Months Ended		% (Decrease) Increase
	June 30, 2016	June 30, 2015	GAAP	Constant Rates (1)	June 30, 2016	June 30, 2015	GAAP	Constant Rates (1)
Product Category Net Sales
Elizabeth Arden Brand	$95,566	$84,473	13.1%	14.2%	$394,909	$393,745	0.3%	5.9%
Celebrity, Heritage, Designer and Other Fragrances	97,085	104,242	(6.9)%	(5.0)%	571,824	605,580	(5.6)%	(2.9)%

Total	$192,651	$188,715	2.1%	3.6%	$966,733	$999,325	(3.3)%	0.6%

(1)	Constant currency information compares results between periods assuming exchange rates had remained constant period-over-period and excludes gains and losses from foreign currency contracts in all periods. We calculate constant currency information by translating current-period results using prior-year GAAP foreign currency exchange rates.
(2)	Amounts for the three and twelve months ended June 30, 2015, reflect returns and markdowns under our 2014 Performance Improvement Plan.

ELIZABETH ARDEN, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET DATA

(Unaudited)

(In thousands)	June 30, 2016	June 30, 2015
Cash	$45,049	$46,085
Accounts Receivable, Net	115,994	105,414
Inventories	241,409	240,740
Property and Equipment, Net	88,321	105,821
Exclusive Brand Licenses, Trademarks and Intangibles, Net	225,046	224,895
Goodwill	31,607	31,607
Total Assets	799,539	813,224
Short-Term Debt	67,000	8,300
Current Liabilities	270,487	215,977
Long-Term Liabilities	416,831	410,535
Long-Term Debt	354,785	355,634
Redeemable Noncontrolling Interest	2,345	4,222
Redeemable Preferred Stock	50,000	50,000
Total Shareholders’ Equity	59,876	132,490
Working Capital	158,737	207,923

SUPPLEMENTARY CASH FLOW INFORMATION

(Unaudited)

(In thousands)

	Twelve Months Ended
	June 30, 2016	June 30, 2015
Net cash (used in) provided by operating activities	$(33,750)	$54,027
Net cash used in investing activities	(22,398)	(30,079)
Net cash provided by (used in) financing activities	56,431	(30,975)
Net decrease in cash and cash equivalents	(1,036)	(10,223)

Cautionary Note Regarding Forward-Looking Information and Factors That May Affect Future Results

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This press release and other written and oral statements that we make from time to time contain such forward-looking statements that set out anticipated results based on management’s plans and assumptions regarding future events or performance. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective products, future operating or financial performance or results of current and anticipated products or sales efforts, expenses and/or cost savings, interest rates, foreign exchange rates, the outcome of contingencies such as legal proceedings, and financial results. A list of factors that could cause our actual results of operations and financial condition to differ materially is set forth below, and these factors are discussed in greater detail under Item 1A — “Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended June 30, 2015:

•	uncertainty about the completion of the Revlon Merger and the impact of such uncertainty on our business and stock price;

•	potential disruptions of current plans and operations and expenses incurred due to the announcement and pendency of the Revlon Merger;

•	the response of customers, distributor, suppliers and business partners to the announcement and pendency of the Revlon Merger;

•	potential difficulties in employee retention due to the announcement and pendency of the Revlon Merger;

•	litigation costs, judgments or settlements, including those incurred with respect to actions initiated with respect to the proposed Revlon Merger;

•	our ability to implement our 2014 Performance Improvement Plan and our 2016 Business Transformation Program or other restructuring or cost saving initiatives, our ability to realize the anticipated benefits of our 2014 Performance Improvement Plan, our 2016 Business Transformation Program and any other restructuring or cost saving initiatives and/or changes in the timing of such benefits;

•	whether we will incur higher than anticipated costs, expenses or charges related to the implementation of our 2016 Business Transformation Program or any additional restructuring or cost savings activities, and/or changes in the expected timing of such costs, expenses or charges;

•	decisions or actions resulting from our continued reexamination of our business, including implementing any additional restructuring activities, and the timing and amount of any costs, expenses or charges that may be incurred as a result or the benefits anticipated to result from any such decisions or actions;

•	our ability to realize benefits from the strategic investment made by affiliates of Rhône Capital L.L.C. in our company;

•	factors affecting our relationships with our customers or our customers’ businesses, including the absence of contracts with customers, our customers’ financial condition, reduction in consumer traffic or demand, and changes in the retail, fragrance and cosmetic industries, such as the consolidation of retailers and the closing of retail doors as well as retailer inventory control practices, including, but not limited to, levels of inventory carried at point of sale and practices used to control inventory shrinkage;

•	risks of international operations, including foreign currency fluctuations, hedging activities, restrictions on our ability to repatriate cash, economic and political consequences of the United Kingdom’s announced withdrawal from the European Union, terrorist attacks or civil unrest, disruptions in travel, unfavorable changes in U.S. or international laws or regulations, diseases and pandemics, and political instability in certain regions of the world;

•	our reliance on license agreements with third parties for the rights to sell many of our prestige fragrance brands;

•	our reliance on third-party manufacturers for our owned and licensed products and our absence of contracts with suppliers of distributed brands or raw materials and components for manufacturing of owned and licensed brands;

•	delays in shipments, inventory shortages and higher supply chain costs due to the loss of or disruption in our distribution facilities or at key third party manufacturing or fulfillment facilities that manufacture or provide logistic services for our products;

•	our ability to respond in a timely manner to changing consumer preferences and purchasing patterns and other international and domestic conditions and events that impact retailer and/or consumer confidence and demand, such as domestic or international recessions, economic uncertainty or terrorist attacks or civil unrest;

•	our ability to protect our intellectual property rights and to operate our business without infringing the intellectual property rights of others;

•	the success, or changes in the timing or scope, of our new product launches, advertising and merchandising programs;

•	our ability to successfully manage our inventories;

•	the quality, safety and efficacy of our products;

•	the impact of competitive products and pricing;

•	our ability to (i) implement our growth strategy and acquire or license brands or secure distribution arrangements, (ii) successfully and cost-effectively integrate acquired businesses or new brands, (iii) successfully expand our geographic presence and distribution channels, and (iv) finance our growth strategy and our working capital requirements;

•	our level of indebtedness, our ability to realize sufficient cash flows from operations to meet our debt service obligations and working capital requirements, and restrictive covenants in our amended credit facility, second lien credit agreement, and the indenture for our 7 3/8% senior notes;

•	our ability to realize sufficient cash flows from operations to meet our dividend and redemption obligations under the terms of our preferred stock, and our ability to comply with our other obligations relating to our preferred stock, including those set forth in the shareholders agreement relating thereto;

•	changes in product mix to less profitable products;

•	the retention and availability of key personnel;

•	changes in the legal, regulatory and political environment that impact, or will impact, our business, including changes to customs or trade regulations, laws or regulations relating to ingredients or other chemicals or raw materials contained in products, advertising or packaging, or accounting standards or critical accounting estimates;

•	the success of our Elizabeth Arden brand repositioning efforts and global business strategy;

•	the impact of tax audits, including the ultimate outcome of the pending Internal Revenue Service examination of our U.S. federal tax returns for the fiscal years ended June 30, 2010, 2011 and 2012, changes in tax laws or tax rates, and our ability to utilize our deferred tax assets, and/or the establishment of valuation allowances related thereto;

•	our ability to effectively implement, manage and maintain our global information systems and maintain the security of our confidential data and our employees’ and customers’ personal information;

•	our reliance on third parties for certain outsourced business services, including information technology operations, logistics management and employee benefit plan administration;

•	the potential for significant impairment charges relating to our trademarks, goodwill, investments in other entities or other intangible assets, including license agreements, that could result from a number of factors, including such entities’ or brands’ business performance or downward pressure on our stock price; and

•	other unanticipated risks and uncertainties.

We caution that the factors described herein and other factors could cause our actual results of operations and financial condition to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.